Exhibit (a)(5)(d)

Cision Ltd. Announces Expiration and Results of Exchange Offer
and Consent Solicitation Relating to its Warrants

CHICAGO, May 16, 2018 /PRNewswire/ -- Cision (NYSE: CISN) announced today the expiration and results of its previously announced exchange offer (the "Exchange Offer") and consent solicitation (the "Consent Solicitation") relating to certain of its outstanding warrants. The Exchange Offer and Consent Solicitation expired at 11:59 p.m., Eastern Daylight Time, on May 15, 2018.

Cision has been advised that 23,207,189 warrants (excluding 591,732 warrants tendered through guaranteed delivery), or approximately 94.7% of the outstanding warrants, were validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer and Consent Solicitation. Cision expects to accept all validly tendered warrants for exchange and settlement on May 18, 2018.

In addition, pursuant to the Consent Solicitation, Cision received the approval of approximately 94.7% of the outstanding Warrants to amend (the "Warrant Amendment") the warrant agreement governing all of the warrants, which exceeds the majority of outstanding warrants required to effect the Warrant Amendment. Cision expects to execute the Warrant Amendment concurrently with the settlement of the Exchange Offer.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, the securities described herein and is also not a solicitation of the related consents. The exchange offer was made only pursuant to the terms and conditions of the Prospectus/Offer to Exchange and related letter of transmittal.

Forward-looking statements

This press release contains "forward-looking statements," as defined by federal securities laws, including statements regarding the expected timing of acceptance of warrants for exchange, settlement of the Exchange Offer and execution of the Warrant Amendment. Forward-looking statements reflect Cision's current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words "believe," "expect," "anticipate," "will," "could," "would," "should," "may," "plan," "estimate," "intend," "predict," "potential," "continue," and the negatives of these words and other similar expressions generally identify forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled "Risk Factors" in Cision's Registration Statement on Form S-4/A, filed on May 9, 2018, as such factors may be updated from time to time in Cision's periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Cision's filings with the SEC. While forward-looking statements reflect Cision's good faith beliefs, they are not guarantees of future performance. Cision disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Cision (or to third parties making the forward-looking statements).

Investor Contact:
Jack Pearlstein
Chief Financial Officer
Jack.Pearlstein@cision.com

Media Contact:
Nick Bell
Vice President, Marketing Communications and Content
CisionPR@cision.com